                                                                    Exhibit 10.7



                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 7, 2000


                                     AMONG


                                  UPROAR INC.,


                        UPROAR ACQUISITION CORPORATION,


                             TAKE AIM HOLDINGS LTD.


                                      AND


         THE SHAREHOLDERS AND WARRANT HOLDERS OF TAKE AIM HOLDINGS LTD.

                                TABLE OF CONTENTS


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ARTICLE I     THE MERGER....................................................      1

       1.1  The Merger......................................................      1
       1.2  Filing..........................................................      1
       1.3  Effective Time of the Merger....................................      2
       1.4  Certificate of Incorporation....................................      2
       1.5  By-Laws.........................................................      2
       1.6  Directors and Officers..........................................      2
       1.7  Conversion......................................................      2
       1.8  Surrender of Shares.............................................      3
       1.9  Actions Taken at Closing........................................      3

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
              THE SELLERS...................................................      3

       2.1  Corporate Organization, Etc.....................................      3
       2.2  Capital Structure...............................................      4
       2.3  Books and Records...............................................      5
       2.4  Authorization; Binding Effect...................................      5
       2.5  Absence of Violations or Conflicts..............................      5
       2.6  Financial Statements............................................      5
       2.7  Absence of Certain Changes......................................      5
       2.8  Contracts.......................................................      6
       2.9  Title and Related Matters.......................................      6
       2.10  Litigation.....................................................      7
       2.11  Tax Matters....................................................      7
       2.12  Compliance with Law and Applicable Government Regulations......      7
       2.13  No ERISA Plans; Foreign Plans..................................      7
       2.14  Intellectual Property..........................................      7
       2.15  Absence of Undisclosed Liabilities.............................      9
       2.16  Agreements Not Affected by the Merger..........................      9
       2.17  Employee Matters...............................................      9
       2.18  Brokers' and Finders' Fees.....................................     10
       2.19  Dealings with Affiliates.......................................     10

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.................     10

       3.1  Title to Company Stock..........................................     10
       3.2  Authorization; Binding Effect...................................     10
       3.3  Investment Representations......................................     10


                                      (i)

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ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............     11

       4.1  Corporate Organization, Etc.....................................     11
       4.2  Authorization; Binding Effect...................................     11
       4.3  No Violation....................................................     12
       4.4  Brokers' and Finders' Fees......................................     12
       4.5  Financial Statements; SEC Filings...............................     12
       4.6  Capital Structure...............................................     12

ARTICLE V     COVENANTS OF THE COMPANY AND THE SELLERS......................     13

       5.1  Regular Course of Business......................................     13
       5.2  Amendments......................................................     13
       5.3  Capital Changes; Pledges........................................     13
       5.4  Dividends.......................................................     13
       5.5  Indebtedness....................................................     13
       5.6  Certain Other Actions...........................................     13
       5.7  Full Access and Disclosure......................................     14
       5.8  Back-up of Site.................................................     14

ARTICLE VI    OTHER AGREEMENTS..............................................     14

       6.1  Further Assurances..............................................     14
       6.2  No Solicitation or Negotiation..................................     14
       6.3  No Termination of Sellers' Obligations by Subsequent Incapacity,
            Dissolution, Etc................................................     15
       6.4  Deliveries After Closing........................................     15
       6.5  Public Announcements............................................     15
       6.6  Sellers' Representative.........................................     15

ARTICLE VII   CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND
              ACQUISITION...................................................     15

       7.1  Representations and Warranties..................................     16
       7.2  Performance of Agreements.......................................     16
       7.3  No Proceedings or Litigation....................................     16
       7.4  Joinder.........................................................     16
       7.5  Employment Agreements...........................................     16
       7.6  Resignation of Officers and Directors of Subsidiaries...........     16
       7.7  Liquidation of Omninet..........................................     16

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND
              THE SELLERS...................................................     16

       8.1  Representations and Warranties..................................     16
       8.3  Employment Agreements...........................................     17
       8.4  Registration Rights Agreement...................................     17
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                                      (ii)
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       8.5  No Material Adverse Change......................................     17

ARTICLE IX    CLOSING.......................................................     17

       9.1  Closing.........................................................     17

ARTICLE X     TERMINATION...................................................     17

       10.1  Events of Termination..........................................     17
       10.2  Effect of Termination..........................................     18

ARTICLE XI    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................     18

       11.1  Survival of Representations, Warranties and Covenants..........     18
       11.2  Indemnification................................................     18
       11.3  Indemnification Procedure......................................     19
       11.4  General........................................................     21

ARTICLE XII   DEFINITIONS...................................................     21


ARTICLE XIII  MISCELLANEOUS.................................................     27

       13.1  Expenses.......................................................     27
       13.2  Governing Law..................................................     27
       13.3  Jurisdiction...................................................     27
       13.4  Table of Contents; Captions....................................     27
       13.5  Notices........................................................     27
       13.6  Parties in Interest............................................     28
       13.7  Counterparts...................................................     29
       13.8  Entire Agreement...............................................     29
       13.9  Amendments.....................................................     29
       13.10  Severability..................................................     29
       13.11  Third Party Beneficiaries.....................................     29
       13.12  Legend........................................................     29
       13.13  Injunctive Relief.............................................     29
       13.14  Delays or Omissions...........................................     30
       13.15  No Strict Construction........................................     30


                                     (iii)
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SCHEDULES

Schedule 1.7(d)      - Employee Stock Options to be Converted
Schedule 2.1(a)(i)   - Exceptions to Company Qualifications
Schedule 2.1(a)(ii)  - Company Charter Documents
Schedule 2.1(b)(i)   - Exceptions to Subsidiary Qualifications
Schedule 2.1(b)(ii)  - Subsidiary Charter Documents
Schedule 2.2(a)(i)   - Voting Debt
Schedule 2.2(a)(ii)  - Company Issuance Obligations
Schedule 2.2(a)(iii) - Company Shareholders; Principal Offices and Residences
Schedule 2.2(b)      - Subsidiary Capitalization
Schedule 2.2(c)      - Equity Investments
Schedule 2.3         - Directors and Officers
Schedule 2.5         - Consents and Approvals
Schedule 2.7         - Material Changes
Schedule 2.8(a)      - Contracts
Schedule 2.8(b)      - Contract Defaults
Schedule 2.10        - Litigation
Schedule 2.11        - Tax Matters
Schedule 2.12        - Compliance with Regulations and Orders
Schedule 2.13(b)     - Foreign Plans
Schedule 2.14(a)     - Intellectual Property
Schedule 2.14(b)     - IP Licenses
Schedule 2.14(c)     - IP Exceptions
Schedule 2.14(d)     - Third Party Challenges
Schedule 2.14(f)     - Contested Proceedings
Schedule 2.14(g)     - Server Capacity
Schedule 2.15        - Undisclosed Liabilities
Schedule 2.16        - Agreements Not Affected by the Merger
Schedule 2.17        - Employee Matters
Schedule 2.19        - Dealings with Affiliates
Schedule 6.6         - Power of Attorney


EXHIBITS

Exhibit A   -     Articles of Merger (BVI)
Exhibit B   -     Plan of Merger (BVI)
Exhibit C   -     Certificate of Merger (Delaware)
Exhibit D   -     Employment Agreement
Exhibit E   -     Company Option Agreement
Exhibit F   -     Registration Rights Agreement
Exhibit G   -     Company Option Plan


                                      (iv)
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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 7, 2000 (the "Execution Date"), among UPROAR INC., a Delaware corporation (the "Purchaser"), UPROAR ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Purchaser ("Acquisition"), TAKE AIM HOLDINGS LTD., a company organized under the laws of The Territory of British Virgin Islands (the "Company"), and the shareholders and warrant holders of the Company listed on the signature pages hereto (each a "Seller" and, collectively, the "Sellers"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Article XII.


                                W I T N E S S E T H:


            WHEREAS, Acquisition desires to merge with the Company and the Company desires that Acquisition be merged with the Company so that Acquisition will be the surviving corporation, all upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware and the Territory of British Virgin Islands; and

            WHEREAS, the terms and conditions of such merger, the mode of carrying the same into effect, the manner of converting the capital stock of the Company into the right to receive stock of the Purchaser and such other terms and conditions as may be required or permitted to be stated in this Agreement, are set forth below.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger. At the Effective Time, the Company shall be merged with and into Acquisition upon the terms and conditions hereinafter set forth in accordance with the requirements of the laws of the State of Delaware and of The Territory of British Virgins Islands (the "Merger"). Thereupon, the corporate existence of Acquisition, with all its rights, privileges, immunities, powers and purposes, shall continue unaffected and unimpaired by the Merger as the corporation surviving the Merger, and the separate existence of the Company shall cease upon the Merger becoming effective as herein provided, and thereupon the Company and Acquisition shall be a single corporation (herein sometimes referred to as the "Surviving Company").

            1.2 Filing. As soon as practicable following fulfillment of the conditions specified in Article VII and Article VIII, and provided that this Agreement has not been terminated and abandoned pursuant to Article X, Acquisition and the Company will cause (a) an executed counterpart of the Articles of Merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") and an executed counterpart of the Plan of Merger in substantially the form attached hereto as Exhibit B (the "Plan of Merger") to be filed with the Registrar of International Business Companies of The Territory of British Virgins Islands in accordance with the provisions of Sections 76-79 of The International Business Companies Ordinance, Cap. 291 (the "IBC"), and (b) an executed counterpart of a Certificate of Merger in substantially the form attached hereto as Exhibit C (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the Delaware General Corporation Law (the "DGCL").

            1.3 Effective Time of the Merger. The Merger shall be effective at the time that the filing of the counterpart of the Certificate of Merger with the Secretary of State of the State of Delaware referred to in Section 1.2 is completed, which time is herein sometimes referred to as the "Effective Time." The Merger shall have the effects set forth in Sections 76-79 of the IBC and
Section 259 of the DGCL.

            1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquisition shall be the Certificate of Incorporation of the Surviving Company until the same shall thereafter be amended in accordance with applicable law.

            1.5 By-Laws. The By-laws of Acquisition as in effect immediately prior to the Effective Time shall continue unchanged as the by-laws of the Surviving Company until the same shall thereafter be amended in accordance with applicable law.

            1.6 Directors and Officers. At the Effective Time, the members of the Board of Directors of Acquisition immediately prior to the Effective Time shall constitute the members of the Board of Directors of the Surviving Company. At the Effective Time, the officers of Acquisition immediately prior to the Effective Time shall become the officers of the Surviving Company in the same capacities they respectively held in Acquisition.

            1.7 Conversion. (a) At the Effective Time, and in addition to any rights obtained pursuant to Section 1.7(b), each holder of Preferred Stock shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive a number of shares of Purchaser Common Stock equal to the number of shares of Preferred Stock held by such holder as set forth on Schedule 2.2(a)(iii) multiplied by a fraction, the numerator of which is the Preference Amount and the denominator of which is the Purchaser Common Stock Execution Date Price. Anything contained in this Agreement to the contrary notwithstanding, the aggregate number of shares of Purchaser Common Stock that the holders of Preferred Stock shall be entitled to receive pursuant to this
Section 1.7(a) (such aggregate number of shares, the "Aggregate Section 1.7(a) Share Amount") shall not exceed 1,333,334.

            (b) At the Effective Time, each holder of Company Stock shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive a number of shares of Purchaser Common Stock equal to the number of shares of Company Stock held by such holder immediately prior to the Effective Time multiplied by a fraction, the numerator of which is equal to 1,333,334 minus the Aggregate Section 1.7(a) Share Amount and the denominator of which is the number of shares of Company Stock outstanding at the Effective Time (but after termination of all Issuance Obligations as contemplated by Section 1.7(d)).


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            (c) At the option of the Purchaser, cash may be paid to any holder of Company Stock in lieu of fractional shares of Purchaser Common Stock, such payment to be calculated at the rate of $7.50 per share of Purchaser Common Stock.

            (d) At the Effective Time, without any further action on the part of Purchaser, Purchaser shall assume the Company Option Plan and the Company Option Agreement. At the Effective Time, all Issuance Obligations for Company Stock (other than those options set forth on Schedule 1.7(d) hereto, which shall be converted into options for Purchaser Common Stock in accordance with the provisions of the Company Option Plan) shall immediately expire and terminate and be of no value.

            1.8 Surrender of Shares. At the Effective Time, each holder of a certificate or certificates theretofore representing issued and outstanding shares of Company Stock may surrender such certificates to the Purchaser and receive in exchange therefor the number of shares of Purchaser Common Stock such holder is entitled to receive pursuant to Section 1.7. In case any delivery pursuant to this Section 1.8 is to be made to a holder other than the registered owner of a surrendered certificate, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all applicable transfer and other similar taxes shall have been paid. Until surrendered in accordance with the provisions of this Section 1.8, the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Stock shall represent for all purposes the right to receive Purchaser Common Stock pursuant to Section 1.7.

            1.9 Actions Taken at Closing. At the Closing, (a) the Company shall deliver to the Purchaser the various certificates, instruments and documents required to be delivered to the Purchaser by the Company and/or the Sellers as a condition precedent to the Purchaser's obligations hereunder pursuant to Article VII, (b) the Purchaser shall deliver to the Sellers' Representative the various certificates, instruments and documents required to be delivered to the Company and/or the Sellers by the Purchaser as a condition precedent to the Company's and each Seller's obligations hereunder pursuant to Article VIII and (c) the Company shall execute and file with the Register of International Business Companies of The Territory of British Virgin Islands the Articles of Merger and the Plan of Merger and with the Secretary of State of the State of Delaware the Certificate of Merger, and in any event such other instruments as may be required by either such authority.


                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

            The Company and each Seller, jointly and severally, represent and warrant to the Purchaser as follows:

            2.1 Corporate Organization, Etc. (a) The Company is a company duly organized and validly existing under the laws of The Territory of British Virgin Islands with full company power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Except as set forth in Schedule 2.1(a)(i) hereto, the Company is duly qualified or licensed to do business in each jurisdiction in which the conduct of its business requires it to be so qualified or licensed except where failure to be so qualified or licensed would not have a Material Adverse Effect. True, complete and correct copies of the Company's memorandum of association and articles of association as presently in effect are set forth in Schedule 2.1(a)(ii) hereto.

            (b) Except as set forth in Schedule 2.1(b)(i) hereto, each Subsidiary is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation with full entity power and authority to carry on its business as now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the conduct of its business requires it to be so qualified or licensed except where failure to be so qualified or licensed would not have a Material Adverse Effect. True, complete and correct copies of each Subsidiary's certificate of incorporation and by-laws (or equivalent documents) as presently in effect are set forth in Schedule 2.1(b)(ii) hereto.

            2.2 Capital Structure. (a) The authorized capital stock of the Company consists of 4,000,000 shares of Ordinary Stock and 1,000,000 shares of Preferred Stock, of which 1,492,133 shares of Ordinary Stock and 935,099 shares of Preferred Stock are issued and outstanding. Each issued and outstanding share of Ordinary Stock and Preferred Stock is validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Schedule 2.2(a)(i) hereto, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt"). Except as set forth on Schedule 2.2(a)(ii) hereto, there are no outstanding Issuance Obligations obligating the Company to issue or sell any capital stock of the Company or to grant, extend or enter into any such Issuance Obligation. Schedule 2.2(a)(iii) hereto sets forth a true and complete list of the record owners of all Ordinary Stock and Preferred Stock and the number of shares of Ordinary Stock and/or Preferred Stock owned and the principal corporate office (for entity owners) or the residence (for individual owners) address for each such owner.

            (b) Schedule 2.2(b) hereto sets forth (i) the name and jurisdiction of incorporation of each Subsidiary, (ii) a complete description of the authorized capital stock of each Subsidiary, (iii) the number of issued and outstanding shares of capital stock of each Subsidiary and (iv) the record owners of such shares. Except as set forth in Schedule 2.2(b), all of the outstanding capital stock of, or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of all Liens. All of the issued and outstanding shares of capital stock of each Subsidiary are validly existing, fully paid and non-assessable. No Subsidiary has outstanding Voting Debt and no Subsidiary is bound by, obligated under or party to an Issuance Obligation with respect to any security of such Subsidiary.

            (c) Except for the Company's interest in the Subsidiaries, and except as set forth in Schedule 2.2(c) hereto, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

            2.3 Books and Records. The minute books of the Company and the Subsidiaries that have been made available to the Purchaser for inspection are complete and correct in all material respects and set forth all material proceedings of the shareholders and directors of the Company and the Subsidiaries. A true and complete list of the incumbent directors and officers of the Company and each Subsidiary is set forth in Schedule 2.3 hereto.

            2.4 Authorization; Binding Effect. The Company has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Company, and no other corporate proceedings on the part of such directors or shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar laws relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

            2.5 Absence of Violations or Conflicts. Except as set forth in
Schedule 2.5 hereto, the execution, delivery and performance by the Company of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon any of the Company's capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to or filing with any Authority pursuant to, the constituent documents of the Company or, to the Knowledge of the Company, any applicable Regulation, Order or Contract to which the Company is subject. The Company will comply in all material respects with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            2.6 Financial Statements. The Company has delivered to the Purchaser its consolidated balance sheet at December 31, 1999 and its consolidated statements of income, changes in shareholders' equity and cash flows for the period from November 24, 1999 to December 31, 1999, all certified by Somekh Chaikin (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and fairly present the financial condition and operating results of the Company and its Subsidiaries as at the date, and for the period, indicated.

            2.7 Absence of Certain Changes. Except as set forth on Schedule 2.7 hereto, since December 31, 1999 there has not been any (a) Material Adverse Change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole;
(b) damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Company's or any Subsidiary's property or business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Company's or any Subsidiary's capital stock, or any redemption or other acquisition of such stock by the Company or any Subsidiary; (d) material increase in the compensation payable to or to become payable by the Company or any Subsidiary to any of its respective employees or any adoption of or material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee; (e) entry by the Company or any Subsidiary into any material Contract not in the ordinary course of business, including without limitation any borrowing or capital expenditure; (f) change by the Company or any Subsidiary in accounting methods or principles; (g) failure by the Company or any Subsidiary to promptly pay and discharge current liabilities consistent with past practices; or (h) Lien placed on any property of the Company or any Subsidiary other than Permitted Liens.

            2.8 Contracts. (a) Except as set forth in Schedule 2.8(a) hereto, neither the Company nor any Subsidiary is a party to any written or oral (i) pension, profit sharing, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan or any Contract with any labor union; (ii) Contract relating to loans to any officer, director or Affiliate of the Company or any Subsidiary; (iii) Contract relating to the borrowing of money or the mortgaging, pledging or encumbering of any asset; (iv) Guarantee of any obligation; (v) Contract under which the Company or any Subsidiary has advanced or loaned any Person amounts in the aggregate exceeding $10,000; (vi) Contract pursuant to which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company; (vii) warranty Contract with respect to its services rendered or its products sold or leased;
(viii) Contract or non-competition provision in any Contract prohibiting it from freely engaging in any business or competing anywhere in the world; (ix) Contract with independent agents, brokers, dealers or distributors which provide for annual payments in excess of $10,000; (x) employment, consulting, sales, commissions, advertising or marketing Contract which provides for annual payments in excess of $10,000; (xi) Contract providing for "take or pay" or similar unconditional purchase or payment obligations; (xii) any other Contract which involves a payment in excess of $10,000 annually or having a term in excess of one year; or (xiii) any Contract that requires the consent of any Person in connection with the execution, delivery or performance of this Agreement.

            (b) Except as set forth in Schedule 2.8(b) hereto, the Company and each Subsidiary has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under or in breach of nor in receipt of any claim of default or breach under any Contract to which it is subject, and, to the Knowledge of the Company, no event has occurred, or is expected to occur, which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Company or any Subsidiary is subject.

            2.9 Title and Related Matters. Neither the Company nor any Subsidiary owns any real property. The Company and/or the Subsidiaries have good and marketable title to all assets reflected in the Financial Statements or acquired after December 31, 1999 (except for assets disposed of in the ordinary course of business subsequent to December 31, 1999), free and clear of all Liens, except Permitted Liens.

            2.10 Litigation. Except as set forth in Schedule 2.10 hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any Authority pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, nor is there any Order outstanding against the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding in which the Company or any Subsidiary was a party.

            2.11 Tax Matters. Except as set forth in Schedule 2.11 hereto, the Company and each Subsidiary has timely filed all Tax Returns required to be filed by, or with respect to, the Company or any Subsidiary and has paid all Taxes and Tax liabilities of the Company and each Subsidiary due or claimed to be due by all Taxing Authorities. Neither the Company nor any Subsidiary has requested any extension of time within which to file or send any Tax Return. All Taxes which are required to be withheld or collected by the Company or any Subsidiary have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable law, except as described in Schedule 2.11. Neither the Company or any Subsidiary has been the subject of an audit or other examination of Taxes by a Taxing Authority nor has the Company or any Subsidiary received any notice from any Taxing Authority relating to any issue which could affect the Tax liability of the Company or any Subsidiary.

            2.12 Compliance with Law and Applicable Government Regulations. Except as set forth in Schedule 2.12 hereto, since January 1, 2000, the Business has been operated in all material respects in compliance with all applicable Regulations and Orders. There are no actions, suits, proceedings at law or in equity, arbitrations or administrative or other proceedings pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary received any written notice, regarding any violation of any Regulation or Order enforced by any Authority claiming jurisdiction over the Company or any Subsidiary.

            2.13 No ERISA Plans; Foreign Plans. (a) None of the Company, any Subsidiary or any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any Plan.

            (b) Except as set forth in Schedule 2.13(b) hereto, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with all relevant Authorities. All contributions required to be made with respect to a Foreign Plan have been timely made. Neither the Company nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as at December 31, 1999 on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities at such date.

            2.14 Intellectual Property. (a) Schedule 2.14(a) hereto sets forth all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and universal resource locators, inventions (whether or not patentable), invention disclosures, corporate and business names, trade names, brand names and computer software programs used or held for use in, and material to, the Business. Except as set forth on Schedule 2.14(a), the Intellectual Property listed on Schedule 2.14(a) and owned (as opposed to licensed) by the Company has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly authorized and accredited domain name registrar, the appropriate offices in the various states of the United States or the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect. Copies of all items of Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Company to the Purchaser (including without limitation true and complete copies of all related licenses, and amendments and modifications thereto).

            (b) Except as set forth in Schedule 2.14(b) hereto, neither the Company nor any Subsidiary is a party to any license or agreement, whether as licensor, licensee or otherwise, with respect to any of the Intellectual Property. To the extent any Intellectual Property is used under license in the Business, no notice of a material default has been sent or received by the Company or any Subsidiary under any such license which remains uncured, and the execution, delivery and performance of the Company's obligations hereunder will not result in such a default. Each such license agreement is a legal, valid and binding obligation of each party thereto, enforceable in accordance with the terms thereof.

            (c) Except as set forth in Schedule 2.14(c) hereto, the Company or a Subsidiary owns or is licensed to use all of the Intellectual Property, free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto, and the operation of the Business requires no material rights under intellectual property other than the Intellectual Property. To the Knowledge of the Company, neither the Company's nor any Subsidiary's use of the Intellectual Property infringes any intellectual property rights of any third party in any material respect. No Intellectual Property has been cancelled, abandoned or otherwise terminated, and all renewal fees in respect thereof have been duly paid. The Company or a Subsidiary has the exclusive right to file, prosecute and maintain each application and registration with respect to the Intellectual Property that is owned by the Company or any Subsidiary.

            (d) Except as set forth in Schedule 2.14(d) hereto, neither the Company nor any Subsidiary has received any written notice from any third party challenging the right of the Company or any Subsidiary to use any of the Intellectual Property. Neither the Company nor any Subsidiary has made any claim in writing of a violation, infringement, misuse or misappropriation by any third party of its rights to, or in connection with, any Intellectual Property.

            (e) To the Knowledge of the Company, there is no pending or threatened claim by any third party of a violation, infringement, misuse or misappropriation by the Company or any Subsidiary of any intellectual property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name or trade name included in the Intellectual Property. To the Knowledge of the Company, neither the Company nor any Subsidiary knows of any valid basis for any such claim.

            (f) Except as set forth in Schedule 2.14(f) hereto, there are no interferences or other contested proceedings, either pending or, to the Knowledge of the Company, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Authority relating to any pending application with respect to Intellectual Property.

            (g) Except as set forth in Schedule 2.14(g) hereto, each Internet domain name and universal resource locator (including, without limitation, http://www.ibetcha.com) constituting Intellectual Property (all such items, together with any content and other materials accessible and/or displayed thereon, collectively referred to as the "Sites") directs and resolves to the appropriate Internet protocol address, and is and has been maintained and accessible to Internet users on those certain computers used by the Company and/or any Subsidiary to make the Sites so accessible (the "Server") approximately 24 hours per day, seven days per week ("24/7"), and are operational for downloading content from the Server on a 24/7 basis. The Company has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users on the Server (and copied directly therefrom). Such back-up copies are kept in a safe and secure environment, fit for the back-up of media, and are not located at the same location as the Server.

            2.15 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material obligation or liability of any nature (matured or unmatured, fixed or contingent, due or to become due) other than those (i) set forth or adequately provided for in the balance sheet included in the Financial Statements, (ii) incurred in the ordinary course of business since December 31, 1999, (iii) incurred in connection with the execution of this Agreement or (iv) set forth on Schedule 2.15 hereto.

            2.16 Agreements Not Affected by the Merger. Except as set forth in
Schedule 2.16 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any Subsidiary, (ii) materially increase any benefits otherwise payable by the Company or any Subsidiary to its respective employees, agents, consultants and directors or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            2.17 Employee Matters. Except as set forth in Schedule 2.17 hereto, each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Except as set forth in Schedule 2.17, each of the Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, and neither the Company nor any Subsidiary is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Except as set forth in Schedule 2.17, neither the

Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 2.17, there are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of its respective employees, which controversies have or could reasonably be expected to result in a claim before any agency, court or tribunal, foreign or domestic. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor unions contract, and the Company knows of no activities or proceedings of any labor union attempting to organize any such employees. To the Knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the Business or with respect to the use of trade secrets or proprietary information of others.

            2.18 Brokers' and Finders' Fees. Neither the Company nor any Subsidiary has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.19 Dealings with Affiliates. Schedule 2.19 hereto sets forth a complete and accurate list, including the parties, of all oral or written Contracts to which the Company or any Subsidiary is, will be or has been a party, and to which any Seller, Affiliate of the Company or employee of the Company is also a party. Neither the Company nor any Subsidiary has made any payments, loaned any funds or property or made any credit arrangement with any Seller, Affiliate of the Company or employee of the Company, except for the payment of employee salaries and director compensation in the ordinary course of business or as set forth on Schedule 2.19.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows:

            3.1 Title to Company Stock. The Seller owns (or as of the Effective Time will own) the Company Stock set forth for such Seller on Schedule 2.2(a)(iii) free and clear of all Liens. No Person other than the Seller has any interest, direct, contingent or otherwise, in such Company Stock.

            3.2 Authorization; Binding Effect. The Seller has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

            3.3 Investment Representations. (a) The Purchaser Common Stock to be acquired by the Seller pursuant to this Agreement will be acquired for the Seller's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable foreign or state securities laws, and the Purchaser Common Stock will not be disposed of in contravention of the Securities Act or any applicable foreign or state securities laws.

            (b) The Seller is able to evaluate the risks and benefits of the investment in the Purchaser Common Stock. The Seller is domiciled in, and the certificates representing the Purchaser Common Stock to be acquired by the Seller pursuant to this Agreement will come to rest in, the jurisdiction specified for such Seller on Schedule 2.2(a)(iii).

            (c) The Seller is able to bear the economic risk of the investment in the Purchaser Common Stock for an indefinite period of time and acknowledges that the Purchaser Common Stock has not been registered under the Securities Act and, thus, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

            (d) The Seller (i) is not a "U.S. person" as defined in Rule 902 of Regulation S promulgated under the Securities Act and has executed this Agreement outside the United States and/or (ii) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to each Seller as follows:

            4.1 Corporate Organization, Etc. Each of the Purchaser and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its respective business as it is now being conducted and to own, operate and lease its properties and assets. Each of the Purchaser and Acquisition is duly qualified or licensed to do business in each jurisdiction in which the conduct of its business requires it to be so qualified or licensed. The Purchaser has delivered to each Seller true and complete copies of the Purchaser's Certificate of Incorporation, as amended to date, and by-laws, as in effect on the date hereof.

            4.2 Authorization; Binding Effect. Each of the Purchaser and Acquisition has full corporate power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and the Board of Directors of Acquisition, and no other corporate proceedings on the part of such directors, the Purchaser or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Purchaser and Acquisition, enforceable against each of the Purchaser and Acquisition in accordance with its terms.

            4.3 No Violation. The execution, delivery and performance by the Purchaser and Acquisition of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser and Acquisition, do not and will not
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser or Acquisition or, to the knowledge of the Purchaser, any applicable Regulation, Order or Contract to which the Purchaser or Acquisition is subject. The Purchaser will comply in all material respects with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            4.4 Brokers' and Finders' Fees. Neither the Purchaser nor Acquisition has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            4.5 Financial Statements; SEC Filings. The Purchaser has made available to the Company and each Seller its audited financial statements on a consolidated basis for the fiscal year ended December 31, 1999, all certified by KPMG LLP, and its unaudited financial statements on a consolidated basis as at and for the three-month period ended March 31, 2000 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis through the periods indicated and with each other. The Purchaser Financial Statements fairly present the financial condition and operating results of the Purchaser and its consolidated subsidiaries as of the date, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Purchaser has also made available to the Company and each Seller copies of all filings made to date by the Purchaser with the SEC pursuant to the Exchange Act. No such filings with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.6 Capital Structure. The authorized capital stock of the Purchaser consists of 112,000,000 shares of common stock, par value $0.01 per share (the "Purchaser Common Stock"), of which 28,043,394 shares were issued and outstanding on July 25, 2000, and 48,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding on the date hereof. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of various outstanding stock options or pursuant to the provisions of the Internet Game Development Agreement. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or by-laws of the Purchaser or any agreement to which the Purchaser is a party or by which it is bound. Except for the Purchaser's right to repurchase any unvested shares under the Purchaser's stock incentive plans, there are no commitments or agreements of any character to which the Purchaser is a party or by which it is bound obligating the Purchaser to repurchase or redeem, or cause to be repurchased or redeemed, any shares of capital stock of the Purchaser. Upon issuance, each share of Purchaser Common Stock into which the Ordinary Stock and Preferred Stock is to be converted pursuant to Section
1.7 will be duly authorized and issued, fully paid and non-assessable.


                                    ARTICLE V

                    COVENANTS OF THE COMPANY AND THE SELLERS

            Until the Effective Date, except as otherwise consented to or approved by the Purchaser in writing, the Company and the Sellers agree that they shall act, or refrain from acting where required hereinafter, to comply (and in the case of the Sellers, to cause the Company to comply) with the following:

            5.1 Regular Course of Business. The Company shall (and shall cause each Subsidiary to) operate the Business diligently and in good faith, consistent with past management practices; maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; comply in all material respects with the provisions of all Regulations and Orders applicable to the Company or such Subsidiary; not cancel, release, waive or compromise any debt, claim or right in its favor having a value in excess of $10,000; and not alter the rate or basis of compensation of any of its officers, directors or employees.

            5.2 Amendments. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in the memorandum of association or articles of association of the Company or the comparable constituent documents of any Subsidiary. Neither the Company nor any Subsidiary shall merge into or consolidate with any other Person or change the character of its business.

            5.3 Capital Changes; Pledges. Neither the Company nor any Subsidiary shall issue or sell any shares of its capital stock, any securities convertible into shares of its capital stock or any Voting Debt or become obligated with respect to any Issuance Obligation, and the Company shall not sell, transfer, pledge or otherwise encumber any capital stock of any Subsidiary.

            5.4 Dividends. Neither the Company or any Subsidiary shall declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall the Company or any Subsidiary, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

            5.5 Indebtedness. Neither the Company nor any Subsidiary shall incur, assume or Guarantee any Indebtedness.

            5.6 Certain Other Actions. Neither the Company nor any Subsidiary shall take any action which, if taken prior to the date hereof, would have been required to be disclosed on Schedule 2.7.

            5.7 Full Access and Disclosure. The Company shall grant the Purchaser and its counsel, accountants, agents and other authorized representatives reasonable access during normal business hours to the Company's and each Subsidiary's properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and the Subsidiaries, and the Company shall cause its and the Subsidiaries' respective officers, employees and auditors to furnish such additional financial and operating data and other information with respect to the Business as the Purchaser shall from time to time reasonably request.

            5.8 Back-up of Site. The Company shall keep, in a safe and secure environment, fit for the back-up of media, and not located at the same location of the Server, a fully operational back-up copy of each Site. The Company shall ensure that such back-up copy of the Site shall be made from the then current version of each Site as accessible to Internet users on the Server, and copied directly from the Server, no less than once every two weeks until the consummation of the Merger.


                                   ARTICLE VI

                                OTHER AGREEMENTS

            The parties hereto further agree as follows:

            6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including without limitation using all reasonable efforts
(a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other Contracts, (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation, (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (d) to fulfill all conditions to the obligations of the parties under this Agreement.

            6.2 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Sellers nor the Company shall, and each shall use its best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Company or any Subsidiary, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

            6.3 No Termination of Sellers' Obligations by Subsequent Incapacity, Dissolution, Etc. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to Article XI or any powers or rights granted to the Sellers' Representative, shall not be terminated by the dissolution of such Seller, by operation of law or by the death or incapacity of any individual Seller.

            6.4 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to the Company and without further consideration from the Purchaser or the Company, each Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be conveyed, transferred or delivered hereunder.

            6.5 Public Announcements. Except as otherwise required by applicable law (and then only after prior consultation), none of the Purchaser, Acquisition, the Company or any Seller, or any Affiliate, representative or shareholder of any such Person, shall disclose any of the terms of this Agreement to any third party, or issue any press release or any other public disclosure regarding this Agreement or any transaction contemplated hereby, without the prior written consent of the Company and the Purchaser.

            6.6 Sellers' Representative. Each of the Sellers has granted to the Sellers' Representative a power of attorney to act for such Seller in all capacities with respect to the transactions contemplated by this Agreement, and the execution and delivery of this Agreement by the Sellers shall constitute their ratification of such arrangement. A true and correct copy of such power of attorney is set forth on Schedule 6.6 hereto. Each of the Purchaser, Acquisition, the Company and each Seller acknowledges that the Sellers' Representative is not a fiduciary and shall not become liable to any Seller in any way as a result of any action taken with respect to this Agreement. The designation and appointment of the Sellers' Representative is irrevocable and shall not be affected by the subsequent death, incapacity, insolvency or dissolution of any Seller. The Sellers' Representative shall be indemnified by the Sellers for any expense or liability that it incurs in connection with its action as Sellers' Representative (including, but not limited to, any liability owing to any Seller resulting from any negligent action or omission on the part of the Sellers' Representative), and each of the Sellers hereby approves any and all actions taken by the Sellers' Representative in such capacity.

                                   ARTICLE VII

         CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION

            The obligations of the Purchaser and Acquisition under this Agreement shall be subject to the satisfaction, on or before the Effective Time, of each of the following conditions unless waived in writing by the Purchaser:

            7.1 Representations and Warranties. The representations and warranties of the Company and the Sellers contained in Article II and Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, and the Company and the Sellers' Representative shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

            7.2 Performance of Agreements. Each of the agreements of the Company and/or any Seller to be performed prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Company and the Sellers' Representative shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

            7.3 No Proceedings or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority, shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement.

            7.4 Joinder. All of the existing shareholders and warrant holders of the Company shall have executed this Agreement, or a counterpart hereof, and shall have delivered at the Closing stock certificates representing all of the Company Stock, together with stock powers executed in blank.

            7.5 Employment Agreements. Each of Tal Cohen and Omer Shvili shall have executed and delivered an Employment Agreement.

            7.6 Resignation of Officers and Directors of Subsidiaries. There shall have been delivered to the Purchaser the written resignations, effective as of the Closing Date, of each officer and director of each Subsidiary.

            7.7 Liquidation of Omninet. Omninet Inc., a company organized under the laws of Barbuda and Antigua, shall have been liquidated and dissolved.

                                  ARTICLE VIII

          CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS

            The obligations of the Company and each Seller under this Agreement shall be subject to the satisfaction, on or before the Effective Time, of each of the following conditions unless waived in writing by the Company and the Sellers' Representative:

            8.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Sellers' Representative a certificate, dated the Closing Date, to such effect.

            8.2 No Proceedings or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority, shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement.

            8.3 Employment Agreements. The Purchaser shall have executed and delivered an Employment Agreement with respect to each of Tal Cohen and Omer Shvili.

            8.4 Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect.

            8.5 No Material Adverse Change. No development or change shall have occurred since the date of this Agreement with respect to the Purchaser which might reasonably be expected to have a material adverse effect in respect of the business, operations, properties, assets or condition (financial or otherwise) of the Purchaser, it being understood that a decline in the price of Purchaser Common Stock shall not in and of itself constitute such a development or change.


                                   ARTICLE IX

                                     CLOSING

            9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 A.M. on August 11, 2000, at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, or at such other time, date or place as the Purchaser and the Sellers' Representative shall designate in writing. The date on which the Closing occurs is herein referred to as the "Closing Date".

                                    ARTICLE X

                                   TERMINATION

            10.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the written consent of the Purchaser and the Sellers' Representative;

            (b) by Purchaser, if there has been a material violation or breach by the Company or any Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Purchaser and Acquisition to close the transactions contemplated by this Agreement pursuant to Article VII and such violation or breach has not been waived by the Purchaser or, with respect to a covenant breach, cured within ten days after written notice thereof from Purchaser and prior to August 31, 2000;

            (c) by the Company, if there has been a material violation or breach by the Purchaser or Acquisition of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Company and the Sellers to close the transactions contemplated by this Agreement pursuant to Article VIII and such violation or breach has not been waived by the Sellers' Representative or, with respect to a covenant breach, cured within ten days after written notice thereof from the Sellers' Representative and prior to August 31, 2000; or

            (d) by either the Company or the Purchaser if the transactions contemplated hereby have not been consummated by August 31, 2000; provided, however, that neither the Company nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such party's breach of this Agreement (or Acquisition's breach, with respect to the Purchaser, or any Seller's breach, with respect to the Company) has prevented the consummation of the transactions contemplated hereby.

            10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 6.5 and 13.1) shall terminate without further liability or obligation of the terminating party to the other parties hereto; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) any failure of such party to have performed its obligations hereunder or (b) any misrepresentation made by such party with respect to any matter set forth herein, and in the event of a termination pursuant to Section 10.1(b) or 10.1(c), the terminating party shall have all rights and remedies available under this Agreement or pursuant to applicable law.


                                   ARTICLE XI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            11.1 Survival of Representations, Warranties and Covenants. Except for the representations and warranties of the Company and each Seller set forth in Sections 2.2(a) and 2.18 and of each Seller set forth in Sections 3.1 and 3.3, each of which shall survive indefinitely, the respective representations and warranties of the Purchaser, the Company and each Seller contained in this Agreement shall not survive the Closing. The respective covenants of the Purchaser, Acquisition, the Company and each Seller contained in this Agreement shall survive the Closing for the applicable statute of limitations period.

            11.2 Indemnification. (a) The Purchaser hereby agrees to indemnify and hold each Seller and its respective officers, directors, Affiliates, agents, heirs, legatees, successors and permitted assigns harmless from all damages, losses, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Damages") incurred or suffered as a result of or arising out of the breach of any covenant or agreement made or to be performed by the Purchaser or Acquisition pursuant to this Agreement.

            (b) Each Seller, jointly and severally, hereby agrees to indemnify and hold the Purchaser and its officers, directors, Affiliates (including, after the Closing, the Subsidiaries), agents, successors and permitted assigns harmless from all Damages incurred or suffered as a result of or arising out of
(i) the failure of any representation or warranty made by any Seller in Article II of this Agreement or by the Company in this Agreement which survives the Closing to be true and correct as of the Closing Date, (ii) any Taxes owing in connection with the transfer of Omninetworks (Israel) Ltd. from Omninet Inc. to the Company or (iii) the breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement on or prior to the Closing Date.

            (c) Each Seller, severally and not jointly, hereby agrees to indemnify and hold the Purchaser and its officers, directors, Affiliates (including, after the Closing, the Subsidiaries), agents, successors and permitted assigns harmless from any and all Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by such Seller in Article III of this Agreement which survives the Closing to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by such Seller pursuant to this Agreement.

            (d) Anything contained in this Article XI to the contrary notwithstanding, the Purchaser shall not be liable pursuant to Section 11.2(a) until the aggregate liability of the Purchaser with respect thereto exceeds $100,000 (the "Threshold"), at which point the Purchaser shall be responsible for all indemnifiable Damages that may arise (including the original $100,000 thereof), irrespective of the Threshold.

            (e) The aggregate amount of Damages recoverable from the Purchaser pursuant to this Article XI shall not exceed the greater of $5,000,000 and the Aggregate Notional Share Value.

            (f) Anything contained in this Article XI to the contrary notwithstanding, no Seller shall be liable pursuant to Section 11.2(b) until the aggregate liability of the Sellers with respect thereto exceeds the Threshold, at which point the Sellers shall be responsible for all indemnifiable Damages that may arise (including the original $100,000 thereof), irrespective of the Threshold.

            (g) The aggregate amount of Damages recoverable from any Seller pursuant to this Article XI shall not exceed an amount equal to the product of
(i) the Notional Purchaser Share Value and (ii) the number of shares of Purchaser Common Stock into which such Seller's Company Stock became convertible at the Effective Date. The aggregate amount of Damages recoverable from all Sellers pursuant to this Article XI shall not exceed the greater of $5,000,000 and the Aggregate Notional Share Value.

            11.3 Indemnification Procedure. (a) Any Person seeking indemnification (the "Indemnified Party") from any other Person (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter pursuant to Section 11.2 (a "Claim") shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

            (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure to give notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Claim. Upon receipt of notice of a Claim, the Indemnifying Party shall be entitled, at its option and at its cost and expense, to assume the defense of such Claim by notifying the Indemnified Party thereof within 30 days of receiving such notice. In addition:

            (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

            (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (A) to the extent the Indemnified Party concludes reasonably based upon written advice of counsel that a material conflict of interest exists between the Indemnified Party and Indemnifying Party or (B) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which (1) are not available to the Indemnifying Party or (2) available to the Indemnifying Party but the assertion of which would be adverse to the interest of the Indemnified Party);

            (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (such consent not to be unreasonably delayed or withheld); and

            (iv) the Indemnifying Party will not consent (without the consent of the Indemnified Party, such consent not to be unreasonably delayed or withheld) to the entry of any judgment or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

            (c) If no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder, subject, however, to the provisions of Section 11.3(b)(iii), and provided that giving or the failure to give notice by the Indemnifying Party with respect to defense of a Claim shall not be an acknowledgment by the Indemnifying party of any liability with respect to such Claim.

            11.4 General. (a) Each Indemnified Party shall be obligated in connection with any Claim to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable Claim under all relevant insurance policies. The amount which an Indemnifying Party is or may be required to pay pursuant to this Article XI shall be reduced (retroactively, if necessary) by any insurance proceeds received or other amounts actually recovered (net of any direct collection costs) by or on behalf of the relevant Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the entire payment required by this Agreement in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct collection costs).

            (b) In addition to the requirements of Section 11.4(a), each of the Indemnified Party and the Indemnifying Party shall be obligated in connection with any Claim for indemnification under this Article XI to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages. In addition, the Indemnified Party and the Indemnifying Party shall cooperate in the defense or prosecution, as the case may be, of such Claim. Such cooperation shall include the retention and, upon request of the Indemnifying Party, the provision to the Indemnifying Party of all records and information that are reasonably relevant to such Claim and the making available of employees to provide any relevant confirmation. The Indemnified Party further agrees to take such other actions as may be reasonably requested by the Indemnifying Party (not including asserting or bringing any action, counterclaim, cross-complaint, suit or other similar proceeding) to mitigate any Damages for which the Indemnifying Party will otherwise be liable, subject to the obligation of the Indemnifying Party to reimburse the Indemnified Party for any costs incurred in connection therewith.

            (c) With the exception of any claims of fraud, the parties hereto agree that the indemnity provisions of this Article XI shall be the exclusive remedy for all claims of misrepresentation, breach or indemnification relating to the transactions contemplated by this Agreement.


                                   ARTICLE XII

                                   DEFINITIONS

            12.1 Definitions. When used in this Agreement the following terms shall have the respective meanings specified therefore below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Acquisition" shall have the meaning set forth in the preamble to this Agreement.

            "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by Contract or otherwise.

            "Aggregate Notional Share Value" means the product of 1,333,334 and the Notional Purchaser Share Value.

            "Aggregate Section 1.7(a) Share Amount" shall have the meaning set forth in Section 1.7(a).

            "Agreement" shall have the meaning set forth in the preamble to this Agreement.

            "Articles of Merger" shall have the meaning as set forth in Section 1.2.

            "Authority" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority or any recognized public, private or industry regulatory authority, whether international, national, federal, state or local.

            "Business" means the business of the Company and/or any Subsidiary as presently conducted.

            "Certificate of Merger" shall have the meaning as set forth in
Section 1.2.

            "Claim" shall have the meaning as set forth in Section 11.3(a).

            "Closing" shall have the meaning set forth in Section 9.1.

            "Closing Date" shall have the meaning set forth in Section 9.1.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

            "Company" shall have the meaning set forth in the preamble to this Agreement.

            "Company Option Agreement" shall mean the Take Aim Holdings Ltd. Stock Option Agreement adopted by the Company on August 11, 2000 and in the form attached hereto as Exhibit E.

            "Company Option Plan" shall mean the Take Aim Holdings Ltd. 1999-2000 Stock Incentive Plan adopted by the Company on August 11, 2000 and in the form attached hereto as Exhibit G.

            "Company Stock" means the Ordinary Stock and the Preferred Stock.

            "Contract" means any agreement, contract, license, commitment, instrument or other binding arrangement or understanding, whether written or oral.

            "Damages" shall have the meaning set forth in Section 11.2(a).

            "DGCL" shall have the meaning set forth in Section 1.2.

            "Effective Time" shall have the meaning set forth in Section 1.3.

            "Employment Agreement" means an agreement substantially in the form attached hereto as Exhibit D.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

            "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as from time to time in effect.

            "Execution Date" shall have the meaning set forth in the preamble of this Agreement.

            "Financial Statements" shall have the meaning set forth in Section 2.6.

            "Foreign Plan" means any pension, retirement, insurance, health or other plan, fund (including, without limitation, any superannuation fund) or similar program established or maintained outside the United States by the Company or any Subsidiary primarily for the benefit or welfare of employees of the Company or any Subsidiary residing outside the United States.

            "GAAP" means United States generally accepted accounting principles.

            "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business) with respect to any obligation of another Person, through an agreement or otherwise, including without limitation (i) any endorsement or discount with recourse or undertaking substantially equivalent to or having an economic effect similar to a guarantee in respect of any such obligation, (ii) any Contract to purchase, or to advance or supply funds for the payment or purchase of, any such obligation or (iii) any Contract to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

            "IBC" shall have the meaning set forth in Section 1.2.

            "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (i) any obligation or liability incurred for all or any part of the purchase price of property or other assets, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) capitalized lease obligations and (d) all Guarantees of such Person.

            "Indemnified Party" shall have the meaning set forth in Section 11.3(a).

            "Indemnifying Party" shall have the meaning set forth in Section 11.3(a).

            "Intellectual Property" means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights and applications for registration thereof, Internet domain names and universal resource locators, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors, technology, trade secrets and other proprietary information or material of any type, whether written or unwritten, owned by the Company and/or any Subsidiary or used in connection with, and material to, the Business (and all goodwill associated with, and all improvements and refinements of, any of the foregoing).

            "Internet Game Development Agreement" means the Internet Game Development dated January 12, 1999 among Pearson Television Limited, Pearson Television North America, Inc., Pearson Television, Inc., Pearson Television Netherlands (a branch of Pearson Television France EURL) and the Purchaser, as from time to time in effect.

            "Issuance Obligation" means, with respect to any Person, any outstanding or authorized option, warrant, call, right or subscription, claim of any character, obligation, convertible or exchangeable security or other commitment, contingent or otherwise, to which such Person is a party or by which it is bound obligating such Person or any subsidiary of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of such Person or any of such Person's subsidiaries or obligating such Person or any of such Person's subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

            "Knowledge of the Company" means the actual knowledge of either Omer Shvili or Tal Cohen.

            "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature.

            "Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

            "Material Adverse Effect" means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the business, operations, properties, assets or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole.

            "Merger" shall have the meaning as set forth in Section 1.1.

            "Notional Purchaser Share Value" means the closing price for a share of Purchaser Common Stock as reported by Nasdaq on the trading day immediately preceding the Closing Date.

            "Ordinary Stock" means Ordinary Shares of the Company, par value $0.01 per share.

            "Order" means any decree, order, judgment, injunction, rule, ruling, Lien, voting right or consent of or by an Authority.

            "Permitted Liens" means (i) Liens for Taxes if such Taxes shall not be due and payable or if the validity thereof is being contested in good faith,
(ii) Liens consisting of zoning or planning restrictions or regulations, easements, permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or a Subsidiary, (iii) any Lien on or referred to in the Financial Statements and (iv) Liens of mechanics, workmen, repairmen or similar Liens (inchoate or otherwise), which individually or in the aggregate are not material.

            "Person" means any corporation, partnership, joint venture, company, trust, organization, entity, Authority or natural person.

            "Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA subject to Title I of ERISA or any "plan" subject to Section 4975 of the Code.

            "Plan of Merger" shall have the meaning set forth in Section 1.2.

            "Preference Amount" means, with respect to any holder of Preferred Stock, $2.481 plus simple interest on such amount computed at the rate of 8% per annum from and including the relevant Preferred Stock acquisition date for such holder as set forth on Schedule 2.2(a)(iii) to but excluding the date on which the Effective Time occurs.

            "Preferred Stock" means Series A Preferred Shares of the Company, par value $0.01 per share.

            "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

            "Purchaser Common Stock" shall have the meaning set forth in Section 4.6.

            "Purchaser Common Stock Execution Date Price" means the closing price for a share of Purchaser Common Stock as reported by Nasdaq on the date of this Agreement.

            "Purchaser Financial Statements" shall have the meaning set forth in
Section 4.5.

            "Registration Rights Agreement" means an agreement substantially in the form attached hereto as Exhibit F.

            "Regulation" means any rule, law, code, statute, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as from time to time in effect.

            "Seller" shall have the meaning set forth in the preamble to this Agreement.

            "Sellers' Representative" means Tulchinsky-Stern Trust Company Ltd.

            "Server" shall have the meaning as set forth in Section 2.14(g).

            "Site" shall have the meaning as set forth in Section 2.14(g).

            "Subsidiary" means any corporation or other entity 50% or more of the outstanding shares of capital stock or other equity interests of which are owned directly, or through one or more intermediaries, by the Company or which is held pursuant to the terms of a voting trust on behalf of the Company.

            "Surviving Company" shall have the meaning set forth in Section 1.1.

            "Tax Returns" means federal, state, foreign and local tax reports, returns, information returns, statements and other similar documents relating to Taxes.

            "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), estimated taxes, deficiency assessments, additions to tax and penalties and interest with respect thereto.

            "Taxing Authorities" means the Internal Revenue Service and any Authority which has the right to impose Taxes on the Company, any Subsidiary or any Seller.

            "Threshold" shall have the meaning set forth in Section 11.2(d).

            "24/7" shall have the meaning set forth in Section 2.14(g).

            "Voting Debt" shall have the meaning set forth in Section 2.2.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            13.1 Expenses. The Purchaser shall bear its own expenses and the expenses of Acquisition, including without limitation legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. The Company shall bear the Company's and the Sellers' reasonable expenses, including without limitation reasonable legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

            13.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such state.

            13.3 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement waives any and all rights to a trial by jury in connection with any such proceeding or dispute and accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

            13.4 Table of Contents; Captions. The table of contents and article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

            13.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, by mail with postage paid, by overnight receipted courier service or by facsimile transmission:

            (a)   If to the Company, to:

                        Take Aim Holdings Ltd.
                        13, Noah Moses Street
                        Tel Aviv 67442
                        Israel
                        Attn: Mr. Tal Cohen
                        Fax:  (972) 3696-3635
                  with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY  10153
                        Attn: Matthew D. Bloch, Esq.
                        Fax:  (212) 310-8007

            (b) If to the Sellers' Representative or to any Seller, in care of:

                        Tulchinsky, Stern & Co., Adv.
                        22 Kanfei-Nesharim Street
                        Riger Federman Building
                        Jerusalem, Israel
                        Attn: Doron Stern, Adv.
                        Fax:  (011) (972) (2) 6513133

            with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY  10153
                        Attn: Matthew D. Bloch, Esq.
                        Fax:  (212) 310-8007

            (c)   If to the Purchaser or Acquisition, to:

                        Uproar Inc.
                        240 West 35th Street
                        New York, NY  10001
                        Attn: Robert D. Marafioti, Esq.
                        Fax:  (917) 351-2896

            with a copy to:

                        White & Case LLP
                        1155 Avenue of the Americas
                        New York, NY  10036
                        Attn: Anthony F. Kahn, Esq.
                        Fax:  (212) 354-8113

or to such other Person or address as any party shall furnish by notice to the Purchaser, the Company and the Sellers' Representative in writing.

            13.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            13.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

            13.8 Entire Agreement. This Agreement, including the Schedules and Exhibits which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter, including without limitation the letter of intent dated May 12, 2000 among the Purchaser, the Company and certain Sellers; provided, however, that the Confidentiality Agreement, dated May 12, 2000, between the Purchaser and the Company shall remain in full force and effect until the consummation of the Merger.

            13.9 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Purchaser, the Company and the Sellers' Representative.

            13.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

            13.11 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person (including, without limitation, any employee of the Purchaser, the Company or any Subsidiary) other than the parties hereto and the Indemnified Parties.

            13.12 Legend. In addition to any other legends otherwise required, all certificates representing the Purchaser Common Stock being issued pursuant to this Agreement shall bear a legend in substantially the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT AND ALL APPLICABLE STATE AND FOREIGN SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

            13.13 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this

Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

            13.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

            13.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


            IN WITNESS WHEREOF, each of the Purchaser, Acquisition, the Company and each Seller has executed this Agreement as of the date first above written.

                                   UPROAR INC.


                                    By__________________________________
                                       Name:  Kenneth D. Cron
                                       Title: Chairman of the Board and
                                              Chief Executive Officer


                                    UPROAR ACQUISITION CORPORATION


                                    By__________________________________
                                       Name:  Kenneth D. Cron
                                       Title: President

                                    TAKE AIM HOLDINGS LTD.


                                    By__________________________________
                                      Name:
                                      Title:


                                    SHOVAL CORPORATION INC.


                                    By__________________________________
                                      Name:
                                      Title:


                                    ORNET INC.


                                    By__________________________________
                                      Name:
                                      Title:


                                    ____________________________________
                                    YORAM MOSHE


                                    ____________________________________
                                    ZEHAVA HAR ADIR


                                    ____________________________________
                                    GILAD SIMHONI


                                    HI TECH GROUP G.M.B.H


                                    By__________________________________
                                      Name:
                                      Title:

                                    PROSEED CAPITAL HOLDINGS LTD.


                                    By__________________________________
                                      Name:
                                      Title:



                                    ____________________________________
                                    DAVID CHIJNER



                                    ____________________________________
                                    RUTH ASSAF



                                    ____________________________________
                                    RAN BIRON


                                    AMANET TECHNOLOGIES LTD


                                    By__________________________________
                                      Name:
                                      Title:



                                    ____________________________________
                                    PETER MICHAEL KENDE



                                    ____________________________________
                                    ILAN SHAHAM


                                    MERTENS HOFFMAN MANAGEMENT
                                       CONSULTANTS LTD


                                    By__________________________________
                                      Name:
                                      Title:

                                    SPGF PLACEMENTS ET GESTION
                                       FIDUCIAIRE S.A.


                                    By__________________________________
                                      Name:
                                      Title:


                                    ____________________________________
                                    CHAIM WEISS


                                    OPAL MANAGEMENT & HOLDINGS LTD


                                    By__________________________________
                                      Name:
                                      Title:


                                    ____________________________________
                                    SHMUEL BAR OR


                                    PILGON MANAGEMENT & HOLDINGS
                                       LTD


                                    By__________________________________
                                      Name:
                                      Title:



                                    ____________________________________
                                    RON FISCH


                                    ____________________________________
                                    HAIM HOFFMAN

                                    SHELRON INTERNET LTD.


                                    By__________________________________
                                      Name:
                                      Title:



                                    ____________________________________
                                    GADI OREN


                                    YUDO INC.


                                    By__________________________________
                                      Name:
                                      Title:


                                    TOMBSTONE GROUP LIMITED


                                    By__________________________________
                                      Name:
                                      Title:


                                    GEMINI SYSTEMS CORPORATION N.V.


                                    By__________________________________
                                      Name:
                                      Title:


                                    A.G.T. TELEVISION PRODUCTIONS
                                     (1999) LTD.


                                    By__________________________________
                                      Name:
                                      Title:

                                    TEKA HOLDINGS LTD.


                                    By__________________________________
                                      Name:
                                      Title:


                                    LOGICO INVESTMENTS LTD.


                                    By__________________________________
                                      Name:
                                      Title:


                                    HERZOG, FOX & NEEMAN TRUST
                                     COMPANY LTD


                                    By__________________________________
                                      Name:
                                      Title:



                                    ____________________________________
                                    DORON STERN



                                    ____________________________________
                                    ANDREW KAYE


                                    RECRUIT.COM LLC


                                    By__________________________________
                                      Name:
                                      Title: